Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:        Marcia Kendrick
713-881-8900

SEITEL ANNOUNCES THIRD QUARTER 2013 RESULTS

HOUSTON, November 6, 2013 - Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the third quarter ended September 30, 2013.

Total revenue for the third quarter of 2013 was $44.4 million compared to $51.6 million in the third quarter of 2012. Acquisition underwriting revenue was $22.4 million in the third quarter of 2013 compared to $25.1 million in the same period in 2012. The majority of our new data acquisition activity in the third quarter of 2013 occurred in the Eagle Ford/Woodbine, Utica/Marcellus and Permian unconventional plays. Cash resales in the third quarter of 2013 were $18.5 million, an increase of $3.0 million, or 19%, compared to cash resales in the third quarter of 2012 of $15.5 million. Solutions revenue was $1.2 million compared to $1.7 million in the same period last year.

“The third quarter is typically a slower quarter in our segment of the industry. However, we had expected activity levels for cash resales to begin to pick up in the third quarter this year,” commented Rob Monson, president and chief executive officer. “Instead, we saw activity levels remain fairly consistent with the first half of the year. The fourth quarter is typically the strongest quarter of the year for cash resales and we currently believe that will be the case this year.”

Total revenue for the nine months ended September 30, 2013 was $143.3 million compared to $170.1 million for the same period last year. In the first nine months of 2013, acquisition underwriting revenue was $62.9 million, reflecting 67% underwriting on new data acquisition projects, compared to the first nine months of 2012 of $78.6 million, reflecting 60% underwriting on new data acquisition projects. The majority of our new data acquisition activity in the first nine months of 2013 occurred in the Eagle Ford/Woodbine, Utica/Marcellus, Granite Wash (Panhandle Plays) and Cardium unconventional plays in North America. In addition, we recently began acquiring surveys in the Permian Basin. Cash resales in the first nine months of 2013 were $63.6 million compared to $77.8 million in the same period last year. Cash resale activity is tied closely to our clients' annual budget cycles and therefore is better viewed on an annual basis. As a result, cash resale activity can fluctuate significantly in interim periods. Solutions revenue was $3.6 million for the first nine months of 2013 compared to $4.6 million in the same period of 2012.

For the third quarter of 2013, our net income was $0.2 million compared to $1.1 million for the same period last year. The $0.9 million decrease between periods was due to lower revenue and an increase in selling, general and administrative (“SG&A”) expenses partially offset by lower amortization on our data library, lower interest expense and lower income tax expense. For the nine months ended September 30, 2013, our net income was $8.3 million compared to $17.1 million for the same period last year. The decrease in net income of $8.8 million between the nine month periods was primarily due to lower revenue partially offset by a reduction in amortization expense associated with our data library, a reduction in SG&A expenses and lower income tax expense. The first nine months of 2013 also included a $1.5 million non-cash charge related to the early extinguishment of our senior notes due 2014.

Cash EBITDA, generally defined as cash resales and solutions revenue less cash operating expenses (excluding various non-recurring items), was $13.9 million in the third quarter of 2013 compared to $12.7 million in the third quarter of 2012. Cash EBITDA was $48.3 million in the first nine months of 2013 compared to $63.8 million in the first nine months of last year.

SG&A expenses were $5.9 million in the third quarter of 2013 compared to $4.8 million in last year's third quarter and were $19.6 million in the first nine months of 2013 compared to $20.6 million in the same period last year. The variance in SG&A expenses between the third quarters was primarily attributable to the third quarter of 2012 including a $1.5 million reversal of incentive compensation expense previously accrued in the first half of 2012. The decrease between the year-to-date periods was primarily due to a reduction in non-recurring expenses mainly related to debt restructure costs.

Gross capital expenditures for the first nine months of 2013 were $101.6 million, of which $94.4 million related to new data acquisition. Total underwriting revenue for the first nine months of 2013 was $62.9 million. Our net cash capital expenditures totaled $34.9 million for the first nine months of 2013.

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Our forecast of net cash capital expenditures for the fourth quarter of 2013 is $17.6 million, bringing our total estimated net cash capital expenditures for the year to $52.5 million. Our current backlog of net cash capital expenditures related to acquisition programs is $20.1 million, of which we expect approximately $12.0 million to be incurred in the fourth quarter. We made a strategic decision to reduce our level of investment on new data creation projects for 2013 as compared to 2012 and 2011 by focusing on the highest return unconventional plays, including the Permian, Utica/Marcellus and Eagle Ford.

CONFERENCE CALL
Seitel will hold its quarterly conference call to discuss third quarter results for 2013 on Thursday, November 7, 2013 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 800-374-2540, Conference ID 86174189. A replay of the call will be available until November 14, 2013 by dialing 800-585-8367, Conference ID 86174189 and will be available at 12:30 p.m. Central Time following the conference call at the Investor Relations section of the company's website at http://www.seitel.com.

ABOUT SEITEL
Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel's data products and services are critical in the exploration for and development of oil and gas reserves by oil and gas companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of oil and gas companies. Seitel believes that its library of 3D onshore seismic data is the largest available for licensing in North America and includes leading positions in oil and liquids-rich unconventional plays. Seitel has ownership in over 39,000 square miles of 3D onshore data, over 10,000 square miles of 3D offshore data and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Statements contained in this press release about our future outlook, prospects, strategies and plans, and about industry conditions, demand for seismic services and the future economic life of our seismic data are forward-looking, among others. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward-looking. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “target,” “foresee,” “should,” “intend,” “may,” “will,” “would,” “could,” “potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements represent our present belief and are based on our current expectations and assumptions with respect to future events and their potential effect on us. While we believe our expectations and assumptions are reasonable, they involve risks and uncertainties beyond our control that could cause the actual results or outcome to differ materially from the expected results or outcome reflected in our forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur. Such risks and uncertainties include, without limitation, actual customer demand for our seismic data and related services, the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids, conditions in the capital markets during the periods covered by the forward-looking statements, the effect of economic conditions, our ability to obtain financing on satisfactory terms if internally generated funds and our current credit facility are insufficient to fund our capital needs, the impact on our financial condition as a result of our debt and our debt service, our ability to obtain and maintain normal terms with our vendors and service providers, our ability to maintain contracts that are critical to our operations, changes in the oil and gas industry or the economy generally and changes in the exploration budgets of our customers, as well as the risk factors identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in our Registration Statement on Form S-4 (File No. 333-189447) filed with the Securities and Exchange Commission (“SEC”).

The forward-looking statements contained in this press release speak only as of the date hereof and readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to Seitel, Inc. or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in our Registration Statement on Form S-4 (File No. 333-189447) filed with the SEC and in our future periodic reports and registration statements filed with the SEC.

This press release also includes certain non-GAAP financial measures as defined under SEC rules. Non-GAAP financial measures include cash resales, for which the most comparable GAAP measure is total revenue; cash EBITDA, for which the most comparable GAAP measure is net income; and net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures.
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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited) September 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$28,040	$61,891
Receivables, net	44,027	64,212
Net seismic data library	194,137	180,117
Net property and equipment	4,072	4,818
Prepaid expenses, deferred charges and other	12,394	10,774
Intangible assets, net	16,322	20,828
Goodwill	204,740	208,020
Deferred income taxes	84	84
TOTAL ASSETS	$503,816	$550,744

LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES
Accounts payable and accrued liabilities	$42,954	$62,783
Income taxes payable	612	4,134
Debt:
Senior Notes	250,000	275,000
Notes payable	—	29
Obligations under capital leases	2,829	3,113
Deferred revenue	50,677	52,857
Deferred income taxes	2,367	2,470
TOTAL LIABILITIES	349,439	400,386

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY
Common stock, par value $.001 per share; 100 shares authorized,
issued and outstanding at September 30, 2013 and December 31, 2012	—	—
Additional paid-in capital	399,455	398,772
Retained deficit	(263,792)	(272,135)
Accumulated other comprehensive income	18,714	23,721
TOTAL STOCKHOLDER'S EQUITY	154,377	150,358
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$503,816	$550,744

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

REVENUE	$44,410	$51,556	$143,305	$170,131

EXPENSES:
Depreciation and amortization	32,085	37,703	89,252	106,924
Cost of sales	188	104	290	352
Selling, general and administrative	5,912	4,845	19,553	20,642
	38,185	42,652	109,095	127,918

INCOME FROM OPERATIONS	6,225	8,904	34,210	42,213

Interest expense, net	(6,202)	(7,266)	(21,655)	(21,738)
Foreign currency exchange gains (losses)	714	1,051	(1,104)	1,036
Loss on early extinguishment of debt	—	—	(1,504)	—
Gain on sale of marketable securities	—	—	—	230
Other income	16	227	17	710

Income before income taxes	753	2,916	9,964	22,451
Provision for income taxes	516	1,787	1,621	5,346

NET INCOME	$237	$1,129	$8,343	$17,105

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Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe this measure is important in assessing overall industry and client activity. Cash resales are likely to fluctuate quarter to quarter as they do not require the longer planning and lead times necessary for new data creation. The following table summarizes the components of Seitel's revenue and shows how cash resales (a non-GAAP financial measure) are a component of total revenue, the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Total acquisition underwriting revenue	$22,440	$25,103	$62,926	$78,566

Resale licensing revenue:
Cash resales	18,527	15,512	63,602	77,810
Non-monetary exchanges	926	584	1,511	1,293
Revenue recognition adjustments	1,305	8,665	11,680	7,859
Total resale licensing revenue	20,758	24,761	76,793	86,962

Total seismic revenue	43,198	49,864	139,719	165,528

Solutions and other	1,212	1,692	3,586	4,603
Total revenue	$44,410	$51,556	$143,305	$170,131

Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, plus gains on sales of marketable securities and cash distributions from investments obtained as part of licensing our seismic data, less cost of goods sold and cash selling, general and administrative expenses (excluding non-recurring corporate expenses such as severance and legal, financial and other expenses related to corporate and strategic transactions). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, net income (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Cash EBITDA	$13,927	$12,651	$48,284	$63,756
Add (subtract) other revenue components not included in cash EBITDA:
Acquisition underwriting revenue	22,440	25,103	62,926	78,566
Non-monetary exchanges	926	584	1,511	1,293
Revenue recognition adjustments	1,305	8,665	11,680	7,859
Solutions non-cash revenue	—	—	—	20
Add (subtract) other items included in net income:
Depreciation and amortization	(32,085)	(37,703)	(89,252)	(106,924)
Non-cash operating expenses	(185)	(273)	(683)	(733)
Non-recurring corporate expenses	(103)	(123)	(256)	(994)
Interest expense, net	(6,202)	(7,266)	(21,655)	(21,738)
Foreign currency gains (losses)	714	1,051	(1,104)	1,036
Loss on early extinguishment of debt	—	—	(1,504)	—
Other income	16	227	17	310
Provision for income taxes	(516)	(1,787)	(1,621)	(5,346)
Net income	$237	$1,129	$8,343	$17,105

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The following table summarizes the cash and non-cash components of our total operating expenses (cost of sales and selling, general and administrative expenses) for the three and nine months ended September 30, 2013 and 2012 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Cost of sales	$188	$104	$290	$352
Cash SG&A expenses	5,727	4,572	18,870	19,909
Cash operating expenses	5,915	4,676	19,160	20,261
Non-cash equity compensation expense	185	201	683	519
Non-cash rent expense	—	72	—	214
Total operating expenses	$6,100	$4,949	$19,843	$20,994

Net cash capital expenditures represent total capital expenditures less cash underwriting revenue from our clients and non-cash additions to the seismic data library. We believe this measure is important as it reflects the amount of capital expenditures funded from our operating cash flow. The following table summarizes our actual capital expenditures for the nine months ended September 30, 2013 and our estimate for the year ending December 31, 2013 and shows how net cash capital expenditures (a non-GAAP financial measure) are derived from total capital expenditures, the most directly comparable GAAP financial measure (in thousands):

	Nine Months Ended September 30, 2013	Estimate for Remainder of 2013	Total Estimate for 2013
New data acquisition	$94,351	$46,649	$141,000
Cash purchases and data processing	2,656	2,344	5,000
Non-monetary exchanges	3,903	197	4,100
Property and equipment and other	695	1,305	2,000
Total capital expenditures	101,605	50,495	152,100
Less:
Non-monetary exchanges	(3,903)	(197)	(4,100)
Cash underwriting	(62,839)	(32,661)	(95,500)
Net cash capital expenditures	$34,863	$17,637	$52,500

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